EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-256317 and 333-196162) of Emclaire Financial Corp of our report dated March 19, 2021, relating to the financial statements appearing in the Annual Report on Form 10-K of Emclaire Financial Corp for the year ended December 31, 2020.

/s/ Crowe LLP

Oak Brook, Illinois

March 16, 2022